Exhibit 99.4

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Information is Subject to Risk and Uncertainty

Some of the statements made and information contained in this report, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give ATK’s current expectations or forecasts of future events. Words such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” and similar expressions are used to identify forward-looking statements. From time to time, ATK also may provide oral or written forward-looking statements in other materials released to the public. Any or all forward-looking statements in this report and in any public statements ATK makes could be materially different. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any change in the following factors may impact the achievement of results:

•                  reductions or changes in NASA or U.S. Government military spending and budgetary policies and sourcing strategy,

•                  increases in costs, which ATK may not be able to react to due to the nature of its U.S. Government contracts,

•                  the potential termination of U.S. Government contracts,

•                  government laws and other rules and regulations applicable to ATK, such as procurement and import-export control,

•                  the novation of U.S. Government contracts,

•                  other risks associated with U.S. Government contracts that might expose ATK to adverse consequences,

•                  changes in cost estimates and/or timing of programs,

•                  intense competition,

•                  performance of ATK’s subcontractors,

•                  supply, availability, and costs of raw materials and components,

•                  development of key technologies and retention of a qualified workforce,

•                  fires or explosions at any of ATK’s facilities,

•                  environmental rules and regulations, noncompliance with which may expose ATK to adverse consequences,

•                  actual pension asset returns and assumptions regarding future returns, discount rates, and service costs,

•                  greater risk associated with international business,

•                  unanticipated changes in the tax provision or exposure to additional tax liabilities,

•                  results of acquisitions,

•                  changing economic and political conditions in the United States and in other countries,

•                  changes in the number or timing of commercial and military space launches,

•                  international trading restrictions,

•                  outcome of periodic union negotiations,

•                  customer product acceptance,

•                  program performance,

•                  continued access to technical and capital resources,

•                  supplier contract negotiations and difficulties in the supplier qualification process,

•                  availability of insurance coverage at acceptable terms,

•                  unforeseen delays or other changes in NASA’s Space Shuttle program,

•                  changes in accounting or pension rules or pronouncements,

•                  changes in cost estimates related to restructuring or relocation of facilities,

•                  the timing and extent of changes in commodity prices and interest rates,

•                  access to capital markets and the costs thereof,

•                  legal proceedings, and

•                  other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact ATK’s business. Additional information regarding certain of these factors is contained in Item 1A of this report and may also be contained in ATK’s filings with the Securities and Exchange Commission on Forms 10-Q and 8-K.  All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.

Overview

ATK is a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. ATK is also a supplier of ammunition to federal and local law enforcement agencies and commercial markets. ATK is headquartered in Edina, Minnesota and has operating locations throughout the United States.  Effective April 1, 2006, ATK realigned its business operations.  As a result of this realignment, ATK changed the name of its ATK Thiokol segment to Launch Systems Group and changed the name of its Ammunition segment to Ammunition Systems Group, and consolidated the Precision Systems, Advanced Propulsion and Space Systems, and ATK Mission Research segments into a new segment, Mission Systems Group. In addition, a program was transferred from the Mission Systems Group to the Launch Systems Group as of April 1, 2006.  Following this realignment, ATK has three segments:  Mission Systems Group, Ammunition Systems Group, and Launch Systems Group.  The April 1, 2006 realignment is reflected in the information contained in this report.  ATK’s fiscal 2007 segments are as follows:

•                  The Mission Systems Group (MSG), which generated 36% of ATK’s external sales in fiscal 2006, operates in four areas: Weapons Systems, Aerospace Systems, Space Systems, and Technical Services.

•                  In the Weapons Systems area, MSG develops and produces advanced missile systems, precision-guided munitions, speed-of-light weapons, soldier weapon systems, barrier systems, and large-caliber ammunition for the U.S. government or its allies; and is also a significant subcontractor to other prime contractors, supplying tactical and hypersonic propulsion systems, warheads, fuzes, and missile defense divert and control systems.

•                  In the Aerospace Systems area, MSG is a prime contractor on a variety of electronic warfare and aircraft integration contracts; and also develops products for other prime contractors, including precision-engineered low-observable structural components, high-temperature engine components, and high-performance radomes and apertures.

•                  In the Space Systems area, MSG primarily supports other prime contractors, classified customers, and other parts of ATK, developing and producing solar arrays, antenna reflectors, optical platforms, bus structures, launch structures, rocket motor casing, satellite pressurant and liquid propellant tanks, and in-space propulsion systems.

•                  In the Technical Services area, MSG supports government and prime contractor customers with high-end technical services and engineering support in a wide variety of technical disciplines, including RF technology and testing, signal processing, optics, remote sensing, system survivability, and microelectronics.

•                  The Ammunition Systems Group, which generated 34% of ATK’s external sales in fiscal 2006, supplies small-caliber military ammunition, medium-caliber ammunition, medium-caliber gun systems, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition accessories.

•                  The Launch Systems Group, which generated 30% of ATK’s external sales in fiscal 2006, is a provider of launch systems and solid propellant rocket motors for human access to space (NASA’s Space Shuttle and ARES I Crew Launch Vehicle), land- and sea-based strategic missiles, commercial and government space launch vehicles, advanced high speed weapons, and missile defense interceptors. The Group also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials and structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

As a supplier to the U.S. aerospace and defense industry, ATK is dependent on funding levels of the U.S. Department of Defense (DoD) and NASA. The U.S. defense industry has experienced significant changes over the past few years. During the 1990s, the DoD budget declined, but that trend has reversed during the 2000s due to continuing geopolitical uncertainties. While the DoD’s budget for procurement and research, development, test, and evaluation continues to grow each year, the degree of future growth is not known and it may slow or even contract. However, ATK believes it is well positioned in this budget environment to maintain or even increase its relative participation in the DoD budget, as it derives the majority of its DoD sales from products that are consumed (and then reprocured) in both tactical and training operations. ATK anticipates that, to the extent that future budget pressures mount, the majority of budget cuts would come in the areas where the DoD is developing new “platforms” - the vehicles used to deliver the weapons, including ships, aircraft, tanks and helicopters. Much of ATK’s product portfolio is “platform independent,” meaning it can be used in the legacy platforms of today (for example, M1A1 battle tanks and F-16 fighters), as well as in the platforms being developed for future use (for example, Future Combat Systems and Joint Strike Fighter). Therefore, if and when these future platform development programs come under budget pressures, ATK believes that it has limited exposure, relative to its industry peers.

In January 2004, President Bush announced a new vision for space exploration, which commits the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon. The new program anticipates that the Space Shuttle will be retired from service as early as 2010, to be replaced by new spacecraft and supporting exploration launch systems. On September 19, 2005, NASA announced the results of its architecture study from which NASA chose the shuttle-derived option for its new launch system due to its superior safety, cost and its availability. This option includes the current four-segment Shuttle Solid Rocket Booster as the first stage for its new Apollo-style Crew Launch Vehicle (CLV) and two five-segment Shuttle Solid Rocket Boosters as the initial thrust for its Heavy Launch Lift Vehicle (HLLV) for the future NASA launch systems. A technical directive under ATK’s current RSRM contract has been received from NASA for ATK to begin studying and planning for the use of the ATK RSRM in these two new systems.

ATK management believes that the key to ATK’s continued success is to focus on performance, simplicity, and affordability, and that ATK’s future lies in being a leading provider of advanced weapon and space systems. ATK is positioning itself where management believes there will be continued strong defense funding, even as pressures on procurement and research and development accounts mount. ATK will concentrate on developing the “faster, farther, more accurate, and more lethal” systems that will extend the life and improve the capability of existing platforms. ATK anticipates budget pressures will increasingly drive the life extension of platforms such as ships, aircrafts, and main battle tanks. ATK’s transformational weapons such as AARGM, BTERM, PGMM and MRM are aimed squarely at this growing market. At the same time, ATK believes it is on the leading edge of technologies essential to “generation after next” weapons and platforms – advanced sensor/seeker integration, directed energy, weapon data links, high-speed, long-range projectiles, thermal-resistant materials, reactive materials, and scramjet engines are examples.

Critical Accounting Policies

ATK’s discussion and analysis of its financial condition and results of operations are based upon ATK’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the consolidated financial statements, ATK makes estimates and judgments that affect the reported amounts of assets, liabilities, sales, and expenses, and related disclosure of contingent assets and liabilities. ATK re-evaluates its estimates on an on-going basis. ATK’s estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ATK believes the following are its critical accounting policies that affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Long-Term Contracts - Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (cost-to-cost) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery). The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated gross margin loss is charged to cost of sales.

The complexity of the estimation process and all issues related to assumptions, risks, and uncertainties inherent with the application of the cost-to-cost method of accounting affect the amounts reported in ATK’s financial statements. A number of internal and external factors affect the cost of sales estimates, including labor rate and efficiency variances, overhead rate estimates, revised estimates of warranty costs, estimated future material prices, and customer specification and testing requirement changes. If business conditions were different, or if ATK had used different assumptions in the application of this and other accounting policies, it is likely that materially different amounts would be reported in ATK’s financial statements. In the past, ATK’s estimates and assumptions have been materially accurate.

Civil Ammunition Products - Sales are recognized on civil ammunition products when realized or realizable and when earned. Sales are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Environmental Remediation and Compliance

Costs associated with environmental compliance and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation and monitoring costs relating to the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial activities when they are probable and the remediation cost can be reasonably estimated.  As of March 31, 2006, the estimated discounted range of reasonably possible costs of environmental remediation was $56 million to $94 million.

ATK’s engineering, financial, and legal specialists estimate, based on current law and existing technologies, the cost of each environmental liability. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures. Accordingly, such estimates could change materially as ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Employee Benefit Plans

Defined Benefit Pension Plans.  ATK’s noncontributory defined benefit pension plans (the Plans) cover substantially all employees. Plans provide either pension benefits based on employee annual pay levels and years of credited service or based on stated amounts for each year of credited service. ATK funds the Plans in accordance with federal requirements calculated using appropriate actuarial methods. Plan assets for ATK are held in a trust and are invested in a diversified portfolio of equity securities, fixed income investments, real estate investments, alternative investments, and other investments.

ATK recorded pension expense for the Plans of $53.6 million in fiscal 2006, an increase of $22.7 million over the $30.9 million of pension expense recorded in fiscal 2005. The expense related to these Plans is calculated based upon a number of actuarial assumptions, including the expected long-term rate of return on plan assets, the discount rate, and the rate of compensation increase. The following table sets forth ATK’s assumptions used in determining pension expense for fiscal 2006 and 2005, and projections for fiscal 2007:

	Years Ending March 31
	2007	2006	2005
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%
Discount rate	5.80%	5.90%	6.25%
Rate of compensation increase:
Union	3.00%	3.00%	3.00%
Salaried	3.25%	3.25%	3.25%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over 20-year periods, and ATK’s own historical 5-year and 10-year compounded investment returns, which have been in excess of broad equity and bond benchmark indices. The expected long-term rate of return of 9.0% used in fiscal 2006 for pension plans was based on an asset allocation assumption of 55% with equity managers, with an expected long-term rate of return of 10.9%; 20% with fixed income managers, with an expected long-term rate of return of 6.5%; 10% with real estate/real asset managers with an expected long-term rate of return of 9.6%; and 15% with alternate investment managers with an expected long-term rate of return of 9.6%.

ATK’s discount rate is determined using a yield curve approach.  The yield curve matches projected plan pension benefit payment streams with bond portfolios reflecting actual liability duration unique to ATK plans.  The discount rate using the yield curve approach was 5.80% and 5.90% at December 31, 2005 and 2004, respectively. Prior to December 31, 2004, the discount rate that ATK used for determining future pension obligations was based on a review of long-term bonds that received one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis was 6.25% at December 31, 2003.  The discount rate as of December 31 impacts the following fiscal year’s pension expense.

Based on these and other assumptions, ATK estimates that its pension expense will be approximately $78 million in fiscal 2007, an increase of approximately $24 million over fiscal 2006. Future actual pension expense will depend on future investment performance, changes in future discount rates, legally required plan changes, and various other factors related to the populations participating in the Plans. If the assumptions of the discount rate and/or expected rate of return for fiscal 2007 were different, the impact on fiscal 2007 expense would be as follows: each 0.25% change in the discount rate would change fiscal 2007 pension expense by approximately $6 million; each 1.0% change in the expected rate of return on plan assets would change fiscal 2007 pension expense by approximately $17 million.

ATK bases its determination of pension expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

ATK made pension plan contributions, including contributions to the trust fund and directly to retirees, during fiscal 2006 of $28.5 million, of which $24.6 million was above the minimum amount legally required for the year. ATK expects to make qualified pension plan trust contributions of approximately $86 million in fiscal 2007, which is the minimum amount legally required for the year. ATK also expects to make contributions directly to retirees of approximately $6 million in fiscal 2007. A substantial portion of ATK’s pension plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

Statement of Financial Accounting Standards (SFAS) No. 87, Employers’ Accounting for Pensions, requires that the balance sheet reflect a prepaid pension asset or minimum pension liability based on the current market value of plan assets and the accumulated benefit obligation of the plans. During fiscal 2006, fiscal 2005 and fiscal 2004, ATK recorded net after-tax adjustments of $87.1 million, $5.4 million and $20.8 million, respectively due to valuation changes during the years. These adjustments were non-cash reductions of equity and did not impact earnings. The minimum pension liability could change materially in future years.

Other Postretirement Benefits.  ATK also provides postretirement health care benefits and life insurance coverage to certain employees and retirees.

The following table sets forth ATK’s assumptions used to determine net periodic benefit cost for other postretirement benefit (PRB) plans for fiscal 2006 and 2005, and projections for fiscal 2007:

	Years Ending March 31
	2007	2006	2005
Expected long-term rate of return on plan assets:
Held solely in fixed income investments	6.00%	6.00%	6.00%
Held in pension master trust and fixed income investments	8.00%	8.00%	8.00%
Discount rate	5.80%	5.90%	6.25%
Weighted average initial health care cost trend rate	7.20%	7.00%	8.00%

Beginning in fiscal 2007, medical trend rates are set specifically for each benefit plan and design.  Medical trend rates used to determine the net periodic benefit cost for employees is as follows: under age 65 is 8.00%; employees over age 65 is 6.50%; and the prescription drug portion is 14.00%.

The rates to which the cost trend rates are assumed to decline (the ultimate trend rates) are as follows:

Health care cost trend rate for employees under 65	5.50%
Health care cost trend rate for employees over 65	5.00%
Health care cost trend rate for prescription drugs	7.00%
Weighted average health care cost trend rate	5.40%

Each category of cost declines at a varying rate.  The ultimate trend rate will be reached in fiscal 2014 for employees under age 65, in fiscal 2016 for employees over age 65, and in fiscal 2017 for prescription drugs.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  As of March 31, 2006, 29% of the assets were held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.   The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed health care trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care trend rates would have the following effects (in thousands):

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$589	$(557)
Effect on postretirement benefit obligation	9,561	(9,049)

ATK made other PRB plan contributions of $22.1 million in fiscal 2006. ATK expects to make other PRB plan contributions of approximately $21 million in fiscal 2007.

In December 2003 the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare beginning in 2006 as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to Medicare. In May 2004, the Financial Accounting Standards Board issued FASB Staff Position (FSP) No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. FSP 106-2 requires an employer to initially account for any subsidy received under the Act as an actuarial experience gain to the accumulated postretirement benefit obligation (APBO), which would be amortized over future service periods. Future subsidies would reduce service cost each year. FSP 106-2 became effective for ATK during fiscal 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant. Because ATK believes that participation levels in its other PRB plans will decline, the impact of adopting this FSP reduced ATK’s APBO by approximately $31 million. The impact to ATK’s results of operations in any period is not expected to be significant.

Defined Contribution Plans.  ATK also sponsors two 401(k) defined contribution plans. Participation in one of these plans is available to substantially all employees.

Income Taxes

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  Significant judgment is required in determining income tax provisions and evaluating tax positions.  ATK establishes reserves for income tax contingencies when, despite the belief that ATK’s tax return positions are fully supportable, there remain certain positions that are likely to be challenged and possibly disallowed by the tax authorities.  The tax provision and related accruals include the impact of such reasonably estimable losses and changes to the reserves that are considered appropriate.  To the extent the probable tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.

Acquisitions and Goodwill

ATK uses the purchase method of accounting to account for its acquisitions, and, accordingly, the results of acquired businesses are included in ATK’s consolidated financial statements from the date of acquisition. The purchase price for acquisitions is allocated to the acquired assets and liabilities based on fair value. Estimates are used in determining the fair value and estimated remaining lives of intangible assets until the final purchase price allocation is completed.  Actual fair values and remaining lives of intangible assets may vary from those estimates.  The excess purchase price over the estimated fair value of the net assets acquired is recorded as goodwill.

In accordance with SFAS 142, Goodwill and Other Intangible Assets, ATK tests goodwill for impairment on an annual basis or upon the occurrence of events that may indicate possible impairment. Goodwill impairment testing under SFAS 142 is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. ATK estimates the fair values of the related operations using discounted cash flows. If the fair value is determined to be less than the carrying value, a second step would be performed to determine the amount of impairment. SFAS 142 requires that goodwill be tested as of the same date every year; ATK’s annual testing date is the first day of its fourth fiscal quarter. ATK has not recorded any goodwill impairment charges under SFAS 142.  Under the valuation techniques and approach applied by ATK in its SFAS 142 analysis, a change in key assumptions, such as the discount rate and projected future cash flows, could significantly impact the results of our assessment.

Other Matters

Space Shuttle Contract

ATK is the sole manufacturer of the Reusable Solid Rocket Motors (RSRM) for NASA’s Space Shuttle. ATK is currently under contract with NASA to provide RSRMs and other related services through May 2007. ATK recognizes sales on the RSRM contract as costs are incurred. The RSRM program represented 13% of ATK’s total fiscal 2006 sales.

As a result of the investigation of the February 1, 2003 Columbia failure and temporary suspension of Space Shuttle flights, NASA directed ATK on June 3, 2003 to slow down the production rate of RSRM motor segments, but to maintain necessary and critical staffing skills. The Space Shuttle returned to flight July 26, 2005, and the next launch is scheduled to occur in July 2006 or later.  The continued production slowdown has not and is not expected to significantly impact RSRM staffing. Metal case and nozzle hardware for the program have been purchased under prior contracts and are reused after each Space Shuttle flight. Expendable raw materials used in propellant manufacturing are the items being most affected by the slowdown, but the reduction to raw materials purchase quantities has been and is expected to continue to be partially offset by materials pricing increases due to the lower quantities being purchased and increases in program safety and supplier viability initiatives. In addition to ATK’s future role in the Crew Launch Vehicle (CLV) and Heavy Lift Launch Vehicle (HLLV) discussed above, ATK has also been selected to provide Space Shuttle Booster Separation Motors, which likely will be used for the HLLV, and has developed and provided a repair system for the Orbiter Wing Leading Edge.

Restructuring Charges

Since fiscal 2004, ATK has been recording costs for restructuring and related activities, the majority of which are the result of the U.S. Army’s announced plans to exit the Twin Cities Army Ammunition Plant (TCAAP) in Arden Hills, MN. As a result of this announcement, ATK’s management decided to relocate medium-caliber ammunition metal parts manufacturing from TCAAP to Rocket Center, WV. The product qualification and start of production for the primary medium-caliber ammunition products was completed during fiscal 2005.  ATK expects Army approval for the final exit from TCAAP in 2006.  In connection with these restructuring and related activities, ATK recorded costs of approximately $14.7 million in fiscal 2004 and fiscal 2005, primarily for employee termination benefits (including $2.7 million for special termination benefits for pension and other PRB), facility clean-up, and accelerated depreciation, and disbursed approximately $9.0 million in fiscal 2005.  The liability related to these costs as of March 31, 2005 was approximately $0.8 million. During fiscal 2006 approximately $0.5 million was disbursed and an additional $0.3 million in costs were recorded. Costs were recorded within cost of sales, primarily within the Ammunition Systems Group. The liability related to these costs as of March 31, 2006 was approximately $0.6 million (not including the impact on the pension and other PRB plans). A majority of the $0.6 million was paid in April 2006 effectively completing this restructuring and the related activities.

In January 2005, ATK announced its plans to move its fuze production operations from Janesville, WI to Rocket Center, WV.  In connection with this move, ATK recorded costs of approximately $5.2 million during fiscal 2005 related primarily to employee termination benefits and accelerated depreciation.  The liability related to these costs as of March 31, 2005 was approximately $2.3 million.  During fiscal 2006, approximately $6.5 million was disbursed, an additional $4.6 million in costs were recorded primarily related to employee termination benefits, relocation, and facility clean-up costs.  In addition, cash of $1.4 million was received from the sale of the Janesville facility. Costs were recorded within cost of sales within the Mission Systems Group. The liability related to these costs as of March 31, 2006 was approximately $0.4 million.   ATK expects to incur minimal additional costs for this restructuring activity.

Acquisitions

ATK did not make any acquisitions during fiscal 2006.

During fiscal 2005 ATK acquired the PSI Group, which includes Pressure Systems Inc. (which was renamed ATK Space Systems Inc.), Programmed Composites Inc., and Able Engineering Company, Inc., for $164.2 million in cash. The PSI Group is a leader in the design and manufacture of components for military and commercial space-based applications, including global positioning, navigation and communication satellites, satellite bus structures, struts, reflectors and deployable mast booms. ATK believes that the acquisition strengthened ATK’s advanced space systems portfolio and positions it to capture emerging opportunities in spacecraft integration and satellite technology. ATK expects to increase its content on space missions while expanding into new advanced space technology roles. The PSI Group is included in the Mission Systems Group.

During fiscal 2004, ATK made the following two acquisitions:

•                              On March 15, 2004, ATK acquired Mission Research Corporation for $215.0 million in cash. Mission Research is a leader in the development of advanced technologies that address emerging national security and homeland defense requirements. ATK believes that the acquisition of Mission Research was a strategic transaction that gives ATK an advanced aerospace and defense technology pipeline spanning concept development to full-scale production. Mission Research has a reputation as a national asset in such areas as directed energy; electro-optical and infrared sensors; aircraft sensor integration; high-performance antennas and radomes; advanced signal processing; and specialized composites. Each of these areas is attractive in its own right, but of significantly greater potential value when coupled with ATK’s precision weapons and energetics capabilities. Mission Research is included in the Mission Systems Group.

•                              On November 21, 2003, ATK acquired two businesses, Micro Craft and GASL, from Allied Aerospace for $43.3 million in cash. Micro Craft and GASL (now known together as ATK GASL) are leaders in the development of hypervelocity and air-breathing systems for next-generation space vehicles, missiles, and projectiles. ATK believes that the acquisition adds leading-edge propulsion and airframe technologies for aerospace and defense applications to ATK’s portfolio. Micro Craft is located in Tullahoma, TN, and GASL is located in Ronkonkoma, NY. ATK GASL is included in the Mission Systems Group.

In accordance with SFAS 141, Business Combinations, the results of each of the acquired businesses are included in ATK’s consolidated financial statements since the date of each acquisition.

Results of Operations

The following information should be read in conjunction with ATK’s consolidated financial statements. The key performance indicators that ATK’s management uses in managing the business are each operating segment’s orders, sales, income before interest and income taxes, and cash flows.

Fiscal 2006

Sales

The following is a summary of each operating segment’s external sales (in millions):

	Years Ended March 31
	2006	2005	$ Change	% Change

Mission Systems Group	$1,157.0	$1,057.3	$99.7	9.4%
Ammunition Systems Group	1,105.4	888.7	216.7	24.4%
Launch Systems Group	954.4	855.1	99.3	11.6%
Total external sales	$3,216.8	$2,801.1	$415.7	14.8%

The increase in sales was driven by organic growth in many of the existing businesses, along with a full year of sales from the PSI Group, which was acquired during fiscal 2005, as described above.

Mission Systems Group.  The increase in sales was due to:

•                  the acquisition of the PSI Group at the end of the second quarter of fiscal 2005, which added $62 million during fiscal 2006,

•                  a $40 million increase in precision munitions, principally the Precision-Guided Mortar Munition, Mid-Range Munition, and Extended Range Munition programs,

•                  an increase of $23 million in missile defense, principally the SM-3 in connection with increased support of deployment rounds,

•                  an increase of $18 million in missile systems, principally due to increased systems design and development on the Advanced Anti-Radiation Guided Missile (AARGM),

•                  a $15 million increase in space and ordnance programs, principally the Orbus program,

•                  a $9 million increase across various tactical rocket motor programs, and

•                  a net increase of $8 million in various tank ammunition programs.

Partially offsetting these increases were:

•                  a $20 million decline in barrier systems principally due to timing of development activities on the Spider Advanced Munition program and Intelligent Munitions System,

•                  a reduction in military aircraft of $13 million, primarily the Global Hawk program,

•                  a $12 million decline in fuzes and proximity sensors primarily due to a break in production as a result of moving the fuze production operations, as discussed above, and

•                  a decrease of $11 million in other composites programs.

Ammunition Systems Group.  The increase in sales was driven by:

•                  an increase of $116 million in military small-caliber ammunition sales at the Lake City Army Ammunition Plant,

•                  a $39 million increase in medium-caliber ammunition,

•                  a $39 million increase in civil ammunition due to stronger domestic, international, law enforcement, government, and power load sales,

•                  an increase of $13 million in gun systems, and

•                  a $7 million increase in Mk-90 sales.

Launch Systems Group.  The increase in sales was due to:

•                  an increase of $44 million on the Minuteman III Propulsion Replacement program, mainly due to the transfer of all work previously performed by Pratt & Whitney to ATK,

•                  a $21 million increase in the Space Shuttle program due to an increase in return to flight activity and effort related to the Crew Launch Vehicle (CLV),

•                  an increase of $15 million in flares and decoys, and

•                  a $12 million increase on the Trident II Missile program and related technology contracts.

These were partially offset by a $13 million reduction in Graphite Epoxy Motor production for Delta rockets.

Gross Profit

	Years Ended March 31
(amounts in millions)	2006	As a % of Sales	2005	As a % of Sales	Change

Gross profit	$610.7	19.0%	$530.1	18.9%	$80.6

The increase in gross profit was driven by higher sales, a reduction in other postretirement benefit costs, the lack of a prior year charge of $7 million due to higher material usage rates and technical issues related to the build process on the F/A-22 Stabilator composite structures program within the Mission Systems Group, and a $5.8 million decrease in restructuring and related costs, as discussed in “Restructuring Charges” above. These items were partially offset by an increase in pension costs (excluding the $6.4 million settlement to recognize lump sum pension benefits that was recorded in general and administrative costs in fiscal 2005).

Operating Expenses
	Years Ended March 31
(amounts in millions)	2006	As a % of Sales	2005	As a % of Sales	Change

Research and development	$51.5	1.6%	$39.1	1.4%	$12.4
Selling	82.1	2.6%	68.8	2.5%	13.3
General and administrative	150.0	4.7%	137.2	4.9%	12.8
Total	$283.6	8.8%	$245.1	8.7%	$38.5

Operating expenses increased primarily due to higher sales, increased discretionary research and development activity primarily within the Launch Systems Group and Mission Systems Group, and the inclusion of a full year of the PSI Group, which was acquired in the prior fiscal year. General and administrative expenses increased due to increased headcount and other compensation-related costs. These increases were partially offset by the absence of a $6.4 million settlement charge in the prior-year period to recognize the impact of lump sum pension benefits that were paid and the absence of the $6 million litigation settlement along with the incremental legal costs recorded in fiscal 2005.

Income before Interest, Income Taxes, and Minority Interest

	Years Ended March 31
(amounts in millions)	2006	2005	Change

Mission Systems Group	$97.4	$97.2	$0.2
Ammunition Systems Group	109.3	87.0	22.3
Launch Systems Group	133.6	122.7	10.9
Corporate	(13.2)	(21.9)	8.7
Total	$327.1	$285.0	$42.1

Income before interest, income taxes, and minority interest by segment for fiscal 2005 was previously reported after the elimination of intercompany profit. Fiscal 2005 has been recast to include intercompany profit, consistent with presentation of fiscal 2006.

The increase in income before interest, income taxes, and minority interest was due to higher sales as well as:

•                  a reduction in other postretirement benefit costs,

•                  the absence of a $6.4 million settlement charge in the prior year to recognize lump sum pension benefits that were paid,

•                  the absence of the $6 million litigation settlement along with the incremental legal costs that was recorded in fiscal 2005, and

•                  certain program-related changes within the operating segments as described below.

These increases were partially offset by the increase in pension expense, increased headcount and other compensation-related costs, along with certain program-related changes within each of the operating segments as discussed below.

Mission Systems Group. The slight increase was primarily driven by the lack of a prior year charge of $7 million due to higher material usage rates and technical issues related to the build process on the F/A-22 Stabilator composite structures program, improved margins in launch vehicle structures related to the Delta program, increased margins on the AAR-47 missile warning system program and the M829A3 program, as well as the inclusion of the PSI Group for the entire fiscal 2006, versus six months in fiscal 2005.  These increases were offset by increased discretionary spending for research and development and bid and proposal activities along with a decline on barrier systems and fuzes and proximity sensors in connection with lower sales.

Ammunition Systems Group.  The increase was related to higher sales across the group, as discussed in the Sales section above, along with a decrease of $6.4 million for restructuring and related activities.

Launch Systems Group.  The increase was mainly due to the increased volume for the Minuteman III Propulsion Replacement program and flares and decoys, partially offset by lower profit on Graphite Epoxy Motors in connection with lower sales.

Corporate.  The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters and the elimination of intercompany profits. The $6 million litigation settlement plus incremental legal costs discussed above are also included in Corporate in fiscal 2005.

Net Interest Expense

Net interest expense for fiscal 2006 was $99.6 million, an increase of $35.1 million compared to $64.5 million in fiscal 2005. As discussed in the “Liquidity and Capital Resources” section below, during fiscal 2006 ATK repaid the majority of its 8.50% Senior Subordinated Notes and issued 6.75% Senior Subordinated Notes. ATK’s interest expense includes the following items related to these financing activities:

•                  $18.8 million premium paid to holders of the 8.50% Notes,

•                  $7.1 million write-off of deferred costs from the issuance of the 8.50% Notes, and

•                  a net expense of $6.0 million due to the termination of the related interest rate swaps.

Also contributing to the increase was a higher average borrowing rate.

Income Tax Provision
	Years Ended March 31
(amounts in millions)	2006	Effective Rate	2005	Effective Rate	Change

Income tax provision	$73.3	32.2%	$66.5	30.2%	$6.8

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2006 of 32.2% differs from the federal statutory rate of 35% due to state income taxes and an increase in the valuation allowance, both of which increased the effective rate, and the following items which decreased the rate:  extraterritorial income (ETI) exclusion tax benefits, domestic manufacturing deduction (DMD), research and development (R&D) tax credits, the tax benefit from the favorable resolution of federal and state audit issues, and amounts recorded to adjust provision numbers to the returns as filed.  During fiscal 2006, ATK recognized $3.2 million of previously established reserves due to a settlement reached with the IRS and related changes in estimates of federal and state tax reserves needed.  In addition, the valuation allowance was increased by $0.5 million because the amount of state carryforward benefits expected to be utilized before expiration decreased primarily due to changes to ATK’s legal entity structure.

The effective tax rate for fiscal 2005 of 30.2% differs from the federal statutory rate of 35% due to state income taxes and an increase in the valuation allowance, ETI exclusion tax benefits, R&D tax credits, the tax benefit from the favorable resolution of federal and state audit issues, and amounts recorded to adjust provision numbers to the returns as filed.  During fiscal 2005, ATK recognized $8.2 million of previously established tax reserves because of favorable audit results from several states, a settlement reached with the IRS and a change in estimate of tax reserves needed.  In addition, the valuation allowance was increased by $0.7 million because the amount of state carryforward benefits that are expected to be utilized before expiration decreased primarily as a result of the decision to move the fuze production operations.

Provisions for federal and state income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  These timing differences result in deferred tax assets and liabilities, which are recorded on the balance sheet.

At March 31, 2006, ATK had gross deferred tax assets of $577 million, including $6 million of state credit carryforwards and $7 million of state loss carryforwards, which are subject to various limitations and will expire if unused within their respective carryforward periods.  ATK has assessed the likelihood that the deferred tax assets will be realized in future years based on projected taxable income and, to the extent that recovery is not likely, a valuation allowance has been established.  The valuation allowance of $3.7 million at March 31, 2006 relates principally to certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration.  Of the valuation allowance, $0.4 million will be allocated to reduce goodwill if the related deferred tax asset is ultimately realized.

IRS examinations have been completed through fiscal 2003 and all tax matters with the IRS have been settled for those years.  The examination for fiscal 2004 and 2005 began in March 2006.

The American Jobs Creation Act of 2004 (the 2004 Act) provides a deduction for qualified domestic production activities and a two-year phase-out (except for certain grandfathered contracts) of the existing ETI exclusion tax benefit for foreign sales, which the World Trade Organization (WTO) ruled was an illegal export subsidy.  The European Union filed a complaint with the WTO challenging the transitional and grandfathered provisions of the 2004 Act.  On September 30, 2005, the WTO ruled that the Act failed to comply with its prior ruling.  The U.S. appealed, but the September ruling was upheld.  On May 17, 2006, the President signed the Tax Increase Prevention and Reconciliation Act of 2005 (2005 Act).  The 2005 Act repeals the grandfathered provisions of the 2004 Act effective for fiscal years beginning after the date of enactment.

Effective December 31, 2005, the R&D tax credit expired.  Congress is working on legislation to reinstate the credit.  If the proposed legislation is not signed into law, ATK’s fiscal 2007 tax rate could increase by approximately 1.2%.

Minority Interest

The minority interest represents the minority owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with Composite Optics, Inc. (COI) and is consolidated into ATK’s financial statements.

Net Income

Net income for fiscal 2006 was $153.9 million, an increase of $0.4 million compared to $153.5 million in fiscal 2005. The increase was due to an increase of $80.6 million in gross profit, offset by an increase in operating expenses of $38.5 million, along with increases in net interest expense of $35.1 million and income tax provision of $6.8 million.

Fiscal 2005

Sales

The following is a summary of each operating segment’s external sales (in millions):

	Years Ended March 31
	2005	2004	$ Change	% Change

Mission Systems Group	$1,057.3	$760.7	$296.6	39.0%
Ammunition Systems Group	888.7	805.7	83.0	10.3%
Launch Systems Group	855.1	799.8	55.3	6.9%
Total external sales	$2,801.1	$2,366.2	$434.9	18.4%

The increase in sales was driven by organic growth in many of the existing businesses, along with sales from businesses acquired during fiscal 2005 and 2004, as described above.

Mission Systems Group. The increase in sales was due to:

•                  a full year of revenue from the Mission Research Corporation which added $150 million,

•                  the acquisition of the PSI Group during the second quarter of fiscal 2005 which added $51 million,

•                  a $29 million increase in missile defense, principally SM-3 in connection with increased production in support of initial deployment rounds,

•                  the acquisition of ATK GASL late in the third quarter of fiscal 2004 which added $17 million,

•                  an increase of $14 million in defense electronics, primarily the family of AN/AAR-47 missile warning systems due to increased demand,

•                  a $13 million increase in precision munitions, primarily the BTERM guided projectile,

•                  an increase of $12 million in barrier systems due to new contracts,

•                  an increase of $12 million in military aircraft structures,

•                  an increase of $11 million in satellites and reflectors,

•                  a $10 million increase in fuzes and proximity sensors, principally the DSU-33 and Multi-Option Fuze for Artillery (MOFA) programs, and

•                  an increase of $7 million in missile systems principally due to increased development activities on the Advanced Anti-Radiation Guided Missile (AARGM).

Partially offsetting these were a $12 million decline in tank ammunition due to delays and timing and a $9 million decrease in tactical rocket motors due to reduced volume along with a reduction of $9 million in space launch vehicle structures due to reduced volume on the Delta program.

Ammunition Systems Group.  The increase in sales was driven by:

•                  a $63 million increase of military small-caliber ammunition produced by the Lake City Army Ammunition Plant,

•                  an increase of $28 million of sales of civil ammunition and related products due to higher retail, law enforcement, government, and international sales, and

•                  an increase of $13 million in sales of TNT due to a full year of activity.

Partially offsetting these increases was a reduction of $26 million in medium-caliber ammunition, primarily due to the relocation of the metal parts manufacturing, as discussed under “Restructuring Charges” above.

Launch Systems Group.  The increase in sales was due to:

•                  an increase of $55 million on the Minuteman III Propulsion Replacement program, mainly due to the transfer of all work previously performed by Pratt & Whitney to ATK, as discussed above,

•                  an increase of $21 million in flares and decoys due to increased contract requirements, and

•                  an increase of $8 million on the RSRM program due to the addition of return-to-flight contracts.

Partially offsetting the increases were:

•                  a $12 million reduction on the Titan IV SRMU program consistent with the anticipated contract schedule,

•                  a reduction of $12 million in commercial nozzle and motor programs due to decreased commercial launch activity, and

•                  a $3 million reduction in the Trident II strategic missile program consistent with the anticipated contract schedule.

Gross Profit
	Years Ended March 31
(amounts in millions)	2005	As a % of Sales	2004	As a % of Sales	Change

Gross profit	$530.1	18.9%	$490.5	20.7%	$39.6

Contributing to the increase in the dollar amount of gross profit was higher sales offset by:

•                  the increase of approximately $13.1 million in pension expense (overall increase was $19.5 million, of which $6.4 million is included in operating expenses and discussed below),

•                  the absence of the $8.3 million curtailment gain that was recorded as a reduction of cost of sales in fiscal 2004 in connection with a change in some of ATK’s postretirement benefit plans,

•                  the lack of approximately $7.5 million recognized in fiscal 2004 in connection with the successful resolution with the government of contract billing rate issues related to pension, and

•                  higher costs of restructuring and related activities of approximately $4 million, as discussed above.

Operating Expenses
	Years Ended March 31
(amounts in millions)	2005	As a % of Sales	2004	As a % of Sales	Change

Research and development	$39.1	1.4%	$28.9	1.2%	$10.2
Selling	68.8	2.5%	67.2	2.8%	1.6
General and administrative	137.2	4.9%	117.4	5.0%	19.8
Total	$245.1	8.7%	$213.5	9.0%	$31.6

The increase in the dollar amount of operating expenses was primarily due to higher sales, the inclusion of businesses acquired during fiscal 2005, a $6.4 million settlement charge to recognize the impact of lump sum pension benefits that were paid, and $6 million for a litigation settlement along with the incremental legal costs.

Income before Interest, Income Taxes, and Minority Interest

	Years Ended March 31
(amounts in millions)	2005	2004	Change

Mission Systems Group	$97.2	$79.1	$18.1
Ammunition Systems Group	87.0	79.8	7.2
Launch Systems Group	122.7	136.0	(13.3)
Corporate	(21.9)	(17.8)	(4.1)
Total	$285.0	$277.1	$7.9

Income before interest, income taxes, and minority interest by segment for fiscal 2005 and fiscal 2004 was previously reported after the elimination of intercompany profit. Fiscal 2005 and fiscal 2004 have been recast to include intercompany profit, consistent with presentation of fiscal 2006.

The increase in income before interest, income taxes, and minority interest was due to higher sales along with income generated by 2004 and 2005 acquisitions, and program-related changes within each operating segment as discussed below.

These increases were partially offset by:

•                  the increase of approximately $19.5 million in pension expense which includes a $6.4 million settlement charge to recognize the lump sum pension benefits that were paid,

•                  the absence of the $8.3 million curtailment gain that was recorded as a reduction of cost of sales in fiscal 2004 in connection with a change in some of ATK’s postretirement benefit plans,

•                  a $6 million litigation settlement during fiscal 2005 along with the incremental legal costs, and

•                  program-related changes within each of the operating segments as discussed below.

Mission Systems Group.  The increase was driven by income generated by the PSI Group and ATK GASL as well as an increase in missile defense programs and increased sales volume and profit improvements on fuzing and defense electronics.  Partially offsetting these increases was restructuring and related activities of approximately $5.2 million, the absence of Mission Systems Group’s portion of the curtailment gain ($4.5 million), and increase in pension expense, each discussed above, along with a decrease in tank ammunition due to technical issues on the M829A3 program.

Ammunition Systems Group.  The increase was primarily due to higher sales and improved profitability on military small-caliber ammunition along with higher sales of propellant.  These increases were partially offset by Ammunition Systems Group’s portion of the increase in pension expense and the absence of its portion of the curtailment gain ($2.4 million), as discussed above, as well as a decrease on civil ammunition due to a change in product mix and an increase in the cost of raw materials.

Launch Systems Group.  The decrease was primarily due to the lack of approximately $7.5 million recognized in fiscal 2004 in connection with the successful resolution with the government of contract billing rate issues related to pension, a net $3 million reduction in space launch vehicles due to lower sales and the lack of a flight incentive recognized in fiscal 2004, Launch Systems Group’s portion of the increase in pension expense and the absence of its portion of the curtailment gain ($1.4 million), as discussed above. These decreases were partially offset by higher profit on ground-based missile defense along with higher sales on Minuteman and flares and decoys.

Corporate. The net expense of Corporate primarily reflects expenses incurred for administrative functions that are performed centrally at the corporate headquarters and the elimination of intercompany profits.  A $6 million litigation settlement plus incremental legal costs is also included in Corporate for fiscal 2005.

Net Interest Expense

Net interest expense for fiscal 2005 was $64.5 million, an increase of $5.2 million compared to $59.3 million in fiscal 2004. This increase was due to a higher average outstanding debt balance primarily driven by the acquisition of the PSI Group during fiscal 2005 and the acquisition of MRC at the end of fiscal 2004, partially offset by a lower average borrowing rate.

Income Tax Provision
	Years Ended March 31
(amounts in millions)	2005	Effective Rate	2004	Effective Rate	Change

Income tax provision	$66.5	30.2%	$55.0	25.3%	$11.5

ATK’s provision for income taxes includes both federal and state income taxes. The effective tax rate for fiscal 2005 of 30.2% differs from the federal statutory rate of 35% due to state income taxes and an increase in the valuation allowance, which both increased the rate, and the following items which decreased the rate:  extraterritorial income (ETI) exclusion tax benefits, research and development (R&D) tax credits, the tax benefit from the favorable resolution of federal and state audit issues, and amounts recorded to adjust provision numbers to the returns as filed.  During fiscal 2005, ATK recognized $8.2 million of previously established tax reserves because of favorable audit results from several states, a settlement reached with the IRS and a change in estimate of reserves needed.  In addition, the valuation allowance was increased by $0.7 million because expectations of the amount of state carryforward benefits that would be utilized before expiration was decreased primarily as a result of the decision to move the fuze production operations.

The tax rate for fiscal 2004 differs from the federal statutory rate due to state income taxes, the ETI benefit, the R&D credit, provision adjustments, the tax benefit from favorable resolution of audit issues, and a decrease in the valuation allowance.  In fiscal 2004, $15.5 million of previously recorded tax reserves were recognized because a settlement was reached with the IRS for fiscal 1999 through 2001, favorable guidance was issued by the IRS on the taxability of foreign sales and there was a change in estimate of reserves needed.  In addition, the valuation allowance was reduced by $2.4 million because expectations of the amount of state carryforward benefits that would be utilized before expiration was increased as a result of changes made to ATK’s structure.

Minority Interest

The minority interest represents the minority owner’s portion of the income of a joint venture in which ATK is the primary owner. This joint venture was acquired with COI and is consolidated into ATK’s financial statements.

Net Income

Net income for fiscal 2005 was $153.5 million, a decrease of $8.8 million compared to $162.3 million in fiscal 2004. The decrease was due to an increase in operating expenses of $31.6 million, along with increases in net interest expense of $5.2 million and income tax provision of $11.5 million, partially offset by a $39.6 million increase in gross profit.

Cash Flows

Fiscal 2006
	Years Ended March 31
(amounts in millions)	2006	2005	Change

Cash flows provided by operating activities	$216.7	$196.1	$20.6
Cash flows used for investing activities	(63.6)	(225.9)	162.3
Cash flows (used for) provided by financing activities	(156.8)	18.3	(175.1)
Net cash flows	$(3.7)	$(11.5)	$7.8

Operating Activities.  The increase in cash provided by operating activities was primarily due to an increase of $43 million in accrued compensation due to timing and increased headcount and a $29 million reduction in pension and other postretirement benefits (PRB) plan contributions.

These increases were partially offset by an increase of $50 million in cash used for working capital (defined as net receivables plus net inventories less accounts payable less contract advances and allowances) primarily due to increases in receivables and inventory levels to support increased production along with the timing of collection of receivables, early payment of interest due to the tender of the Senior Subordinated Notes, as discussed below, and $17 million in cash paid for the termination of interest rate swaps.

Investing Activities.  ATK did not make any acquisitions in fiscal 2006 while cash used to acquire new businesses during fiscal 2005 included $164 million to acquire the PSI Group. Capital expenditures were $65 million in fiscal 2006, which was $3 million, or 4%, greater than last year.

Financing Activities.  As discussed in the Liquidity and Capital Resources section below, ATK made a cash tender offer for its outstanding $400 million principal amount 8.50% Senior Subordinated Notes during fiscal 2006.  As of March 31, 2006 ATK had repaid $397 million principal amount of these notes plus $19 million of related premium.  In connection with this refinancing, ATK issued $400 million principal amount 6.75% Senior Subordinated Notes.  ATK also amended its Senior Credit Facility and repaid its Term B Loan in the amount of $267 million and entered into a Term A Loan for $270 million on which ATK made $27 million in scheduled payments during fiscal 2006.  In connection with its financing activities, ATK incurred $8 million of debt issuance costs during fiscal 2006. During fiscal 2006, ATK also repurchased shares of its common stock for $190 million in cash. ATK received proceeds from employee stock compensation plans of $24 million primarily due to stock option exercises.  The change in cash overdrafts increased to $57 million, an increase of $51 million from the $6 million in fiscal 2005.

Fiscal 2005
	Years Ended March 31
(amounts in millions)	2005	2004	Change

Cash flows provided by operating activities	$196.1	$180.9	$15.2
Cash flows used for investing activities	(225.9)	(315.4)	89.5
Cash flows provided by financing activities	18.3	158.8	(140.5)
Net cash flows	$(11.5)	$24.3	$(35.8)

Operating Activities.  The increase in cash provided by operating activities was primarily due to a $34 million improvement for pension and other postretirement benefits (PRB) due to a reduction of $15 million in contributions to the qualified pension and other PRB plans and a $20 million increase in pension and other PRB expense along with an increase in accrued compensation of $27 million due to increased headcount. These increases were partially offset by a $42 million increase in cash used for working capital (defined as net receivables plus net inventories less accounts payable less contract advances and allowances) primarily due to timing of significant accounts receivable collections along with an increase of $13 million in contributions to ATK’s supplemental employee retirement plan (SERP) primarily due to a lump-sum retirement benefit payment made in fiscal 2005 (included in “other assets and liabilities” in the statement of cash flows).

Investing Activities.  Cash used to acquire new businesses during fiscal 2005 included $164 million to acquire the PSI Group. Cash used to acquire new businesses during fiscal 2004 included $215 million to acquire Mission Research Corporation and $43 million to acquire ATK GASL. Capital expenditures were $63 million in fiscal 2005, which was $4 million, or 7%, greater than fiscal 2004.

Financing Activities.  ATK issued $200 million of convertible senior subordinated notes during fiscal 2005 while making payments on its bank debt of $133 million. In connection with its financing activities, ATK incurred $6 million of debt issue costs during fiscal 2005. ATK received proceeds from employee stock compensation plans of $28 million primarily due to stock option exercises.  During fiscal 2005 ATK also repurchased 1,128,100 shares of its common stock for $75 million.

ATK does not expect its level of capital expenditures to change significantly in the foreseeable future.

ATK typically generates cash flows from operating activities in excess of its commitments. If this occurs, ATK has several strategic opportunities for capital deployment, which may include debt repayments, stock repurchases, funding acquisitions, and other alternatives.

Liquidity and Capital Resources

ATK’s principal sources of liquidity continue to be cash generated by operations and borrowings under credit facilities. Based on ATK’s current financial condition, management believes that future operating cash flows, combined with the availability of funding, if needed, under new revolving credit facilities, will be adequate to fund future growth as well as service long-term obligations and fund share repurchases, as discussed below, over the next 12 months.

Debt

As of March 31, 2006 and 2005, long-term debt, including the current portion, consisted of the following (in thousands):

	March 31
	2006	2005
Senior Credit Facility dated March 31, 2004:
Term A Loan due 2009	$243,000	$—
Term B Loan	—	266,553
Revolving Credit Facility due 2009	—	—
8.50% Senior Subordinated Notes due 2011	2,596	387,492
6.75% Senior Subordinated Notes due 2016	400,000	—
2.75% Convertible Senior Subordinated Notes due 2024	280,000	280,000
3.00% Convertible Senior Subordinated Notes due 2024	200,000	200,000
Total long-term debt	1,125,596	1,134,045
Less current portion	29,596	2,692
Long-term debt	$1,096,000	$1,131,353

In March 2006, ATK made a cash tender offer for any and all of its outstanding $400 million aggregate principal amount 8.50% Senior Subordinated Notes due 2011 (the 8.50% Notes). As of March 31, 2006, $397.4 million principal amount of the 8.50% Notes had been repaid by ATK at a price of 104.75% of the principal amount. ATK redeemed the remaining $2.6 million principal amount in May 2006 at a price of 104.25% of the principal amount. In connection with the repayment of the 8.50% Notes, ATK wrote off $7.1 million of deferred debt issuance costs in fiscal 2006. ATK also terminated its three interest rate swaps against the 8.50% Notes, resulting in a cash payout of $14.4 million and a net expense of $6.0 million (consisting of the termination charge net of the unamortized portion of ATK’s proceeds from recouponing two of these interest rate swaps in fiscal 2003).

In March 2006, ATK issued $400 million aggregate principal amount of 6.75% Senior Subordinated Notes (the 6.75% Notes) that mature on April 1, 2016. The 6.75% Notes are general unsecured obligations. Interest on the 6.75% Notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2006. ATK has the right to redeem some or all of the 6.75% Notes from time to time on or after April 1, 2011, at specified redemption prices. Prior to April 1, 2011, ATK may redeem some or all of the 6.75% Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium. In addition, prior to April 1, 2009, ATK may redeem up to 35% of the aggregate principal amount of the 6.75% Notes, at a price equal to 106.75% of their principal amount plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings. Debt issuance costs related to the 6.75% Notes, approximately $8 million, will be amortized to interest expense over ten years.

 ATK’s Senior Credit Facility dated March 31, 2004 (the Senior Credit Facility), as amended in May 2005, is comprised of a Term A Loan of $243 million and a $300 million Revolving Credit Facility maturing in 2009. The Term A Loan had an original balance of $270 million of which ATK paid $27 million of scheduled payments in fiscal 2006. The Term A Loan requires quarterly principal payments of approximately $6.8 million through December 2008 and $168.8 million in March 2009. Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Debt issuance costs of approximately $4.5 million are being amortized over the term of the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate or a Eurodollar rate plus an applicable margin, which is based on ATK’s consolidated total leverage ratio, as defined by the Senior Credit Facility. The weighted average interest rate for the Term A Loan was 6.15% at March 31, 2006. The annual commitment fee in effect on the unused portion of ATK’s Revolving Credit Facility was 0.25% at March 31, 2006. As of March 31, 2006, ATK had no borrowings against its $300 million revolving credit facility and had outstanding letters of credit of $73.6 million, which reduced amounts available on the revolving facility to $226.4 million. ATK’s weighted average interest rate on short-term borrowings was 5.20% during fiscal 2006 and 4.22% during fiscal 2005.  Two of ATK’s interest rate swaps against the Term A Loan matured in December 2005. During March 2006, ATK terminated its $100 million notional amount interest rate swap against the Term A Loan, resulting in a cash payout of $2.5 million.  This amount is included in accumulated other comprehensive loss and will be amortized to interest expense through March 2009.

In August 2004, ATK issued $200 million aggregate principal amount of 3.00% Convertible Senior Subordinated Notes (the 3.00% Convertible Notes) that mature on August 15, 2024. Interest on the 3.00% Convertible Notes is payable on February 15 and August 15 of each year. Starting with the period beginning on August 20, 2014 and ending on February 14, 2015, and for each of the six-month periods thereafter beginning on February 15, 2015, ATK will pay contingent interest during the applicable interest period if the average trading price of the 3.00% Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the 3.00% Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), and the fair value of this feature was insignificant at March 31, 2006 and 2005.  ATK may redeem some or all of the 3.00% Convertible Notes in cash at any time on or after August 20, 2014. Holders of the 3.00% Convertible Notes may require ATK to repurchase in cash some or all of the 3.00% Convertible Notes on August 15, 2014 and August 15, 2019. Holders may also convert their 3.00% Convertible Notes at a conversion rate of 12.5392 shares of ATK’s common stock per $1,000 principal amount of 3.00% Convertible Notes (a conversion price of $79.75) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.68, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the 3.00% Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. In fiscal 2005 ATK amended the indenture to require ATK to satisfy 100% of the principal amount of the 3.00% Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. If certain fundamental changes occur on or prior to August 15, 2014, ATK will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, ATK may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the 3.00% Convertible Notes are convertible into shares of the acquiring or surviving company. These contingently issuable shares are not included in diluted earnings per share because ATK’s stock price was below the conversion price during fiscal 2006 and 2005. Debt issuance costs of approximately $4.7 million are being amortized to interest expense over ten years, the period until the first date on which the holders can require ATK to repurchase the 3.00% Convertible Notes.

In February 2004, ATK issued $280 million aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the 2.75% Convertible Notes) that mature on February 15, 2024. Interest on the 2.75% Convertible Notes is payable on February 15 and August 15 of each year. Beginning with the period beginning on August 20, 2009 and ending on February 14, 2010, and for each of the six-month periods thereafter beginning on February 15, 2010, ATK will pay contingent interest during the applicable interest period if the average trading price of the 2.75% Convertible Notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of the 2.75% Convertible Notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative under SFAS No. 133 and the fair value of this feature was insignificant at March 31, 2006 and 2005.  ATK may redeem some or all of the 2.75% Convertible Notes in cash at any time on or after August 20, 2009. Holders of the 2.75% Convertible Notes may require ATK to repurchase in cash some or all of the Convertible Notes on August 15, 2009, February 15, 2014, or February 15, 2019. Holders may also convert their 2.75% Convertible Notes into shares of ATK’s common stock at a conversion rate of 12.5843 shares per $1,000 principal amount of 2.75% Convertible Notes (a conversion price of $79.46) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls the 2.75% Convertible Notes for redemption; or (3) upon the occurrence of certain corporate transactions. In fiscal 2005 ATK amended the indenture to require ATK to satisfy 100% of the principal amount of the 2.75% Convertible Notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. These contingently issuable shares are not included in diluted earnings per share because ATK’s stock price was below the conversion price during fiscal 2006, 2005, and 2004. Debt issuance costs of approximately $8.6 million are being amortized to interest expense over five years, the period until the first date on which the holders can require ATK to repurchase the 2.75% Convertible Notes.

The 3.00% Convertible Notes, the 2.75% Convertible Notes, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and irrevocably and unconditionally, by substantially all of ATK’s domestic subsidiaries. Subsidiaries of ATK other than the subsidiary guarantors are not significant.  All of these guarantor subsidiaries are 100% owned by ATK. The parent company has no independent assets or operations, as defined by SEC Regulation S-X Rule 3-10. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

The scheduled minimum loan payments on outstanding long-term debt are as follows (in thousands):

Fiscal 2007	$29,596
Fiscal 2008	27,000
Fiscal 2009	189,000
Fiscal 2010	—
Fiscal 2011	—
Thereafter	880,000
Total	$1,125,596

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 64% as of March 31, 2006 and 62% as of March 31, 2005.

ATK’s Senior Credit Facility and the indentures governing the 6.75% Notes, the 2.75% Convertible Notes, and the 3.00% Convertible Notes impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions and to make certain capital expenditures. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including: a maximum interest coverage ratio, a maximum consolidated leverage ratio, and a maximum senior leverage ratio. ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2006, ATK was in compliance with the covenants.

Moody’s Investors Service has assigned ATK an issuer rating of Ba3 with a stable outlook. Standard & Poor’s Ratings Services has assigned ATK a BB corporate credit rating with a stable outlook.

ATK has limited amortization requirements under the Senior Credit Facility over the next few years. ATK’s other debt service requirements consist principally of interest expense on its long-term debt. Additional cash may be required to repurchase or convert the 2.75% Convertible Notes or the 3.00% Convertible Notes under certain circumstances, as discussed above. ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements.

Shelf Registration.  On March 2, 2006, ATK filed a shelf registration statement with the Securities and Exchange Commission allowing ATK to issue debt and/or equity securities at any time.  As of March 31, 2006, ATK has the capacity under the registration statement to issue approximately 48.4 million shares of common stock and 5 million shares of preferred stock.

Interest Rate Swaps

ATK may use interest rate swaps to hedge forecasted interest payments and the risk associated with changing interest rates of long-term debt. During fiscal 2006 all of ATK’s interest rate swaps matured or were terminated, as discussed above.  Therefore, as of March 31, 2006, ATK did not have any outstanding interest rate swaps.

Commodity Forward Contracts

ATK uses derivatives to hedge certain commodity price risks. As of March 31, 2006, ATK had forward contracts for copper and zinc through January 2007 that had a combined fair value of $15.4 million. The contracts essentially establish a fixed price for the underlying commodities and have been designated and qualify as effective cash flow hedges of purchases of these commodities. The fair value of these contracts was recorded as a current asset and the effective portion was reflected in accumulated other comprehensive (loss) income (OCI) in the financial statements as of March 31, 2006.  The following table summarizes the pre-tax activity in OCI related to these forward contracts during fiscal 2006 (in thousands):

Beginning of year unrealized loss in accumulated OCI	$(627)
Increase in fair value of derivatives	26,154
Gains reclassified from OCI, offsetting the price paid to suppliers	(10,365)
End of year unrealized gain in accumulated OCI	$15,162

The change in OCI related to these derivatives during fiscal 2005 and 2004 was not significant. The amount of ineffectiveness recognized in earnings for these contracts during fiscal 2006 was $0.2 million. ATK expects that substantially all of the unrealized gains will be realized and reported in cost of sales during the next twelve months as the cost of the commodities are included in cost of sales. Estimated and actual gains or losses will change as market prices change.

Share Repurchases

In fiscal 2005, ATK repurchased 1,128,100 shares for approximately $75 million. Between April 1, 2005 and January 30, 2006, ATK repurchased 1,281,200 shares for approximately $95.9 million.  On January 31, 2006, ATK’s Board of Directors cancelled authorization for the 4,900 shares remaining under the August 3, 2004 authorization and authorized the repurchase of an additional 5,000,000 shares through January 31, 2008.  In February and March 2006, ATK repurchased 1,315,104 shares for $100.0 million.  As of March 31, 2006, there were 3,684,896 remaining shares authorized to be repurchased.

Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. ATK’s 6.75% Senior Subordinated Notes limit the aggregate sum of dividends, share repurchases, and other designated restricted payments to an amount based on ATK’s net income, stock issuance proceeds, and certain other items, less restricted payments made, since April 1, 2001. As of March 31, 2006, this limit was approximately $272 million. As of March 31, 2006, the Senior Credit Facility allows ATK to make unlimited “restricted payments” (as defined in ATK’s debt covenants), which among other items, would allow payments for future stock repurchases, as long as ATK maintains certain debt limits, with an annual limit of $50 million when those debt limits are not met.

Contractual Obligations and Commercial Commitments

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2006 (in thousands):

		Payments due by period
	Total	Within 1 year	1-3 years	3-5 years	After 5 years
Contractual obligations:
Long-term debt	$1,125,596	$29,596	$216,000	—	$880,000
Interest on debt(1)	557,825	55,408	105,779	$81,400	315,238
Operating leases	184,982	47,865	65,384	48,162	23,571
Environmental remediation costs, net	27,293	1,110	5,793	4,956	15,434
Pension and other PRB plan contributions	1,560,800	141,100	292,100	300,900	826,700
Total contractual obligations	$3,456,496	$275,079	$685,056	$435,418	$2,060,943

		Commitment Expiration by period
	Total	Within 1 year	1-3 years
Other commercial commitments:
Letters of credit	$73,567	$59,078	$14,489

(1)             Includes interest on variable rate debt calculated based on interest rates at March 31, 2006. Variable rate debt was approximately 22% of ATK’s total debt at March 31, 2006.

Pension plan contributions is an estimate of ATK’s minimum funding requirements through fiscal 2016 to provide pension benefits for employees based on service provided through fiscal 2006 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulations.

Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its future operating results, financial condition, or cash flows.

Environmental Remediation

ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations. At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, fines, and penalties, or third party property damage or personal injury claims, as a result of violations or liabilities of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate, net of estimated inflation, of 3.25% and 3.0% as of March 31, 2006 and 2005, respectively. The following is a summary of the amounts recorded for environmental remediation (in thousands):

	March 31, 2006		March 31, 2005
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(67,065)	$39,772	$(70,791)	$40,213
Unamortized discount	11,470	(6,087)	11,918	(5,907)
Present value amounts (payable) receivable	$(55,595)	$33,685	$(58,873)	$34,306

As of March 31, 2006, the estimated discounted range of reasonably possible costs of environmental remediation was $56 million to $94 million.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts, and that those environmental remediation costs not recoverable under these contracts will be covered by Hercules Incorporated (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50,000. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Kenvil, NJ facility or the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29 million, ATK and Alcoa have agreed to split evenly any amounts between $29 million and $49 million, and ATK is responsible for any payments in excess of $49 million.

•                  With respect to the civil ammunition business’ facilities purchased from Blount in fiscal 2002, Blount has agreed to indemnify ATK for certain compliance and remediation liabilities, to the extent those liabilities are related to pre-closing environmental conditions at or related to these facilities. Some other remediation costs are expected to be paid directly by a third party pursuant to an existing indemnification agreement with Blount. Blount’s indemnification obligations relating to environmental matters, which extend through December 7, 2006, are capped at $30 million, less any other indemnification payments made for breaches of representations and warranties. The third party’s obligations, which extend through November 4, 2007, are capped at approximately $125 million, less payments previously made.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, Blount, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, Blount, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2006, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be (in thousands):

Fiscal 2007	$1,110
Fiscal 2008	5,641
Fiscal 2009	152
Fiscal 2010	2,890
Fiscal 2011	2,066
Thereafter	15,434
Total	$27,293

There were no material insurance recoveries related to environmental remediations during fiscal 2006, 2005, or 2004.

Factors that could significantly change the estimates described in this section on environmental remediation include:

•                  the adoption, implementation, and interpretation of new laws, regulations, or cleanup standards,

•                  advances in technologies,

•                  outcomes of negotiations or litigation with regulatory authorities and other parties,

•                  additional information about the ultimate remedy selected at new and existing sites,

•                  adjustment of ATK’s share of the cost of such remedies,

•                  changes in the extent and type of site utilization,

•                  the discovery of new contamination,

•                  the number of parties found liable at each site and their ability to pay, or

•                  more current estimates of liabilities for these contingencies.

New Accounting Pronouncements

See Note 1 to the consolidated financial statements in Item 8 of this report for discussion of new accounting pronouncements.

Inflation

In management’s opinion, inflation has not had a significant impact upon the results of ATK’s operations. The selling prices under contracts, the majority of which are long term, generally include estimated costs to be incurred in future periods. These cost projections can generally be negotiated into new buys under fixed-price government contracts, while actual cost increases are recoverable on cost-type contracts.

With respect to purchases of commodities, ATK is subject to commodity price risk, including the price of copper, which has reached record highs.  If ATK is unable to recover the increased costs on existing contracts, ATK’s future results of operations and cash flows could be materially impacted.  ATK’s risk management practices are discussed in Item 7A of this report.